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Exhibit (d)(2)

WAIVER

        This waiver (this "Waiver") is made and entered into as of January 9, 2003 by and among CoorsTek, Inc., a Delaware corporation (the "Company"), Keystone Holdings LLC, a Delaware limited liability company ("Parent"), and Keystone Acquisition Corp., a Delaware corporation ("Purchaser").

Recitals

        WHEREAS, the Company, Parent and Purchaser are parties to the Agreement and Plan of Merger dated as of December 22, 2002 (the "Merger Agreement") (all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

        WHEREAS, Section 6.13 of the Merger Agreement provides that, not later than three (3) business days after the initial filing by the Company of a preliminary Proxy Statement relating to the Merger with the SEC, each of the persons comprising the Parent Group (other than Parent) shall enter into a contribution agreement with Parent, or other agreement representing an irrevocable commitment satisfactory to the Company and its legal counsel (a "Contribution Agreement"), pursuant to which each of such persons shall be required to contribute to Parent, prior to the Effective Time, all of the shares of Common Stock owned by such persons in exchange for membership interests in Parent;

        WHEREAS, Section 6.01(c) of the Merger Agreement provides that Purchaser and Parent shall cause all shares of Common Stock owned by it and all of its affiliates (other than the Company and the Company Subsidiaries) to be voted in favor of the approval of the Merger Agreement and the Merger and that Parent shall cause all shares of Purchaser Common Stock owned by Parent and persons comprising the Parent Group (other than the Company and Company Subsidiaries) to be voted in favor of the approval of the Merger Agreement and the Merger;

        WHEREAS, the Company filed a preliminary Proxy Statement relating to the Merger with the SEC on January 6, 2003 (the "Filing Date"), and, as of the date hereof, Parent and Purchaser have failed to cause Darden K. Coors and Joseph Coors, Jr., each members of the Parent Group under the Merger Agreement, to enter into a Contribution Agreement in compliance with the provisions of Section 6.13;

        WHEREAS, Section 8.04 of the Merger Agreement permits the parties thereto to, among other things, extend the time for the performance of any of the obligations or other acts of the other parties and to waive compliance with any of the agreements or conditions contained in the Merger Agreement;

        WHEREAS, the Company desires to waive the obligations of Parent and Purchaser pursuant to Section 6.13 of the Merger Agreement to cause (i) Darden K. Coors to enter into a Contribution Agreement with Parent and (ii) for a period of ninety (90) days following the Filing Date, Joseph Coors, Jr. to enter into a Contribution Agreement with Parent; and

        WHEREAS, notwithstanding any other provision to the contrary contained herein, the waiver provided hereby with respect to Section 6.13 of the Merger Agreement shall not be deemed to be a waiver of any other provision relating to, or any other condition, obligation or requirement of, Parent and/or Purchaser contained in the Merger Agreement, including, without limitation, the provisions of Section 6.01(c) of the Merger Agreement requiring Parent and Purchaser to cause all shares of Common Stock owned by it and all of its affiliates (including for purposes of the Merger Agreement Darden K. Coors and Joseph Coors, Jr.) to be voted in favor of the approval of the Merger Agreement and the Merger, which provisions, conditions, obligations and requirements shall remain in full force and effect and shall in no way be impacted or impaired by the waiver provided hereby in respect of Section 6.13 of the Merger Agreement.

Waiver

        NOW, THEREFORE, pursuant to Section 8.04 of the Merger Agreement and subject to the terms hereof, the undersigned hereby agree as follows:

        1.    The Company hereby waives the observance by each of Parent and Purchaser of their respective obligations pursuant to Section 6.13 to cause (i) Darden K. Coors to enter into a Contribution Agreement with Parent and (ii) for a period of ninety (90) days following the Filing Date, Joseph Coors, Jr. to enter into a Contribution Agreement with Parent.

        2.    Except as provided herein, this Waiver shall not be deemed to be a present waiver or a waiver in the future of any other provision relating to, or any other condition, obligation or requirement of, Parent and/or Purchaser contained in the Merger Agreement, including, without limitation, the provisions of Section 6.01(c) of the Merger Agreement requiring Parent and Purchaser to cause all shares of Common Stock owned by it and all of its affiliates (including for purposes of the Merger Agreement Darden K. Coors and Joseph Coors, Jr.) to be voted in favor of the approval of the Merger Agreement and the Merger, which provisions, conditions, obligations and requirements shall remain in full force and effect and shall in no way be impacted or impaired by the waiver provided in Section 1 of this Waiver respecting Section 6.13 of the Merger Agreement.

        3.    This Waiver shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        4.    This Waiver shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        5.    Except to the extent expressly modified by this Waiver, the Merger Agreement shall remain in full force and effect in all respects.

        6.    This Waiver may be executed in one or more separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Waiver and made it effective as of the date first above written.

COORSTEK, INC.
By:	/s/ JOSEPH G. WARREN, JR. Name: Joseph G. Warren, Jr. Title: Chief Financial Officer, Treasurer and Secretary
KEYSTONE HOLDINGS LLC
By:	/s/ JOHN K. COORS Name: John K. Coors Title: Manager
KEYSTONE ACQUISITION CORP.
By:	/s/ JOHN K. COORS Name: John K. Coors Title: President

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  Exhibit (d)(2)